As filed with the Securities and Exchange Commission on August 15, 2012

Registration No. 333-
 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Huntington Ingalls Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	90-0607005
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
4101 Washington Avenue
Newport News, Virginia 23607
(757) 380-2000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
  Huntington Ingalls Industries, Inc. 2012 Long-Term Incentive Stock Plan
(Full title of the plan)

Bruce N. Hawthorne
Corporate Vice President, General Counsel and Secretary
Huntington Ingalls Industries, Inc.
4101 Washington Avenue
Newport News, Virginia 23607
(757) 380-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Jeffrey M. Stein King & Spalding LLP 1180 Peachtree Street Atlanta, Georgia 30309 (404) 572-4600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐
 CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $.01 par value per share	8,336,323 shares	$40.22	$335,286,911.06	$38,423.88

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the Huntington Ingalls Industries, Inc. 2012 Long-Term Incentive Stock Plan as the result of any future stock splits, stock dividends or similar adjustment of the Registrant's common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sale prices of the Registrant's common stock, as quoted on the New York Stock Exchange on August 8, 2012.

(3)
The Registrant filed a Registration Statement on Form S-8 (File No. 333-173168) on March 30, 2011, with respect to the Huntington Ingalls Industries, Inc. 2011 Long-Term Incentive Stock Plan (the “Prior Registration Statement”). The Prior Registration Statement registered an aggregate of 9,166,667 shares of common stock, of which 4,946,323 remain unsold (the “Unsold Securities”). Pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement includes the Unsold Securities and the Registrant is continuing to apply the previously paid filing fee of $21,434.55 associated with the Unsold Securities. As a result, a filing fee of $16,989.33 is being paid herewith with respect to the securities being registered under the Huntington Ingalls Industries, Inc. 2012 Long-Term Incentive Stock Plan. Pursuant to Rule 415(a)(6), the offering of securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Huntington Ingalls Industries, Inc., a Delaware corporation (the “Company” or the “Registrant”), relating to 8,336,323 shares of its common stock, $.01 par value per share, to be issued to eligible employees and directors of the Registrant or a subsidiary or affiliate pursuant to the Huntington Ingalls Industries, Inc. 2012 Long-Term Incentive Stock Plan (the “2012 Plan”). The 2012 Plan includes 3,390,000 newly authorized shares and 4,946,323 unissued shares that were previously authorized for issuance under the Huntington Ingalls Industries, Inc. 2011 Long-Term Incentive Stock Plan (the “2011 Plan”). If any award granted under the 2012 Plan or 2011 Plan is forfeited or otherwise expires, terminates or is cancelled without the issuance of the shares in full, the shares covered by such awards will be available for use under the 2012 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the 2012 Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents that the Registrant has previously filed with the Commission are incorporated herein by reference:

(a)	the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

(b)	the Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

(c)	the Registrant's Current Reports on Form 8-K filed on May 8, 2012 and August 14, 2012; and

(d)
the description of the Company's common stock provided under the heading “Description of Capital Stock” in the information statement attached as Exhibit 99.1 to the Company's Form 8-K filed on April 4, 2011, together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.
The Delaware General Corporation Law (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties.
Elimination of Liability of Directors. The Company's Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) provides that a director of the Company will not be liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which concerns unlawful payments of dividends, stock purchases or redemptions), or (iv) for any transaction from which the director derives an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
While the Restated Certificate of Incorporation provides our directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Restated Certificate of Incorporation has no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Restated Certificate of Incorporation described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.
Indemnification of Directors, Officers, Employees and Agents. The Company's Restated Bylaws (the “Restated Bylaws”) provide that the Company will indemnify and hold harmless, to the fullest extent authorized by the DGCL as it presently exists or may thereafter be amended, any person (an “Indemnitee”) who was or is made a party to any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or while he or she is or was serving at the request of the board of directors or an executive officer of the Company as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith. The Restated Bylaws also provide that, notwithstanding the foregoing, but except as described in the second following paragraph, the Company will be required to indemnify an Indemnitee in connection with a proceeding, or part thereof, initiated by such Indemnitee only if such proceeding, or part thereof, was authorized by our board of directors.
The Restated Bylaws further provide that the Company will pay the expenses incurred by an Indemnitee in defending or preparing for any proceeding in advance of its final disposition; provided, however, that, if the DGCL so requires, such payment of expenses in advance of the final disposition of the proceeding will be made only upon delivery to the Company of an undertaking containing such terms and conditions, including the requirement of security, as our board of directors deems appropriate, by or on behalf of such Indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that the Indemnitee is not entitled to be indemnified under the relevant section of the Restated Bylaws or otherwise.
The Restated Bylaws also expressly state that the Company may grant additional rights to indemnification and to the advancement of expenses to any of our employees or agents to the fullest extent permitted by law.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
5.1	Opinion of King & Spalding LLP.

10.1
Huntington Ingalls Industries, Inc. 2012 Long-Term Incentive Stock Plan (incorporated by reference from Annex A to the Registrant's Definitive Proxy Statement for the 2012 Annual Meeting of Stockholders, filed on April 3, 2012).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of King & Spalding LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in signature pages).

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Huntington Ingalls Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport News, Commonwealth of Virginia, on August 14, 2012.

HUNTINGTON INGALLS INDUSTRIES, INC.
By:	/s/ C. Michael Petters
Name:	C. Michael Petters
Title:	President and Chief Executive Officer (Principal Executive Officer)
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce N. Hawthorne, George M. Simmerman, Jr. and Charles R. Monroe, Jr. and each of them his attorneys-in-fact, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements hereto, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ C. Michael Petters	President, Chief Executive Officer and Director
C. Michael Petters	(Principal Executive Officer)	August 10, 2012

/s/ Barbara A. Niland	Corporate Vice President, Business Management
Barbara A. Niland	and Chief Financial Officer (Principal Financial Officer)	August 13, 2012

/s/ Douglass L. Fontaine II	Corporate Vice President, Controller
Douglass L. Fontaine II	and Chief Accounting Officer (Principal Accounting Officer)	August 13, 2012
/s/ Thomas B. Fargo
Thomas B. Fargo	Chairman	August 10, 2012
/s/ Robert F. Bruner
Robert F. Bruner	Director	August 10, 2012
/s/Artur G. Davis
Artur G. Davis	Director	August 10, 2012
/s/ Victoria D. Harker
Victoria D. Harker	Director	August 10, 2012
/s/ Anastasia D. Kelly
Anastasia D. Kelly	Director	August 10, 2012
/s/ Paul D. Miller
Paul D. Miller	Director	August 10, 2012
/s/ Thomas C. Schievelbein
Thomas C. Schievelbein	Director	August 10, 2012
/s/ Karl von der Heyden
Karl von der Heyden	Director	August 10, 2012

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of King & Spalding LLP.

10.1
Huntington Ingalls Industries, Inc. 2012 Long-Term Incentive Stock Plan (incorporated by reference from Annex A to the Registrant's Definitive Proxy Statement for the 2012 Annual Meeting of Stockholders, filed on April 3, 2012).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of King & Spalding LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in signature pages).